--------------------------------------
                FORM 5
--------------------------------------
[ ] Check this box if no longer
    subject to Section 16. Form 4 or
    Form 5 obligations may continue.
    See Instruction 1(b).
[ ] Form 3 Holdings Reported
[ ] Form 4 Transactions Reported


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                  Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

                                                  ----------------------------
                                                          OMB APPROVAL
                                                  _____________________________
                                                  OMB Number:       3235-0362
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ......1.0
                                                  ----------------------------


---------------------------------------------------------------------------------------
1.  Name and Address of Reporting Person  2.  Issuer Name and Ticker or Trading Symbol

       Ross, Jr.   Wilbur       L.             News Communications, Inc. (NCOM)
----------------------------------------- ------------------------- -------------------
        (Last)     (First)   (Middle)     3.  IRS or Social         4.  Statement for
                                              Security                  Month/Year
                                              Number of Reporting
                                              Person (Voluntary)
                                                                         December 2000
      101 East 52nd Street, 19th Floor
    -------------------------------------                            -------------------
                    (Street)                                         5.  If Amendment, Date
                                                                         of Original  January
         New York     NY       10005                                     (Month/Year) 2001
-------------------------------------------------------------------------------------------------
   (City)          (State)      (Zip)

---------------------------------------------------------------
   6.  Relationship of Reporting Person to Issuer

  (Check all applicable)
     X
   -----       Director                 _______10% Owner

  ___________  Officer (give            _______Other (specify
                        title below                    below)

  -------------------------------------------------------------
  7.  Individual or Joint/Group Reporting
              (check applicable line)
        X   Form Filed by One Reporting Person
     -----  Form Filed by More than One Reporting Person
---------------------------------------------------------------------------------
TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------
1.  Title of Security          2. Trans-    3. Trans-      4. Securities Acquired
                                  action       action         (A) or Disposed of (D)
      (Instr. 3)                  Date         Code           (Instr. 3, 4 and 5)
                                               (Instr. 8)
                                  (Month/
                                  Day/
                                  Year)


                                                           -----------------------------------
                                                              Amount       (A) or        Price
                                                                           (D)
----------------------------------------------------------------------------------------------
  5. Amount of       6. Owner-      7. Nature of
     Securities         ship           Indirect
     Bene-              Form:          Beneficial
     ficially Owned     Direct         Ownership
     at End of          (D) or         (Instr. 4)
     Issuer's           Indirect
     Fiscal Year        (I)
     (Instr. 3 and 4)   (Instr. 4)
   ----------------------------------------------------------------------------------------------------

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

*If the form is filed by more than one reporting person, see instruction 4(b)(v).

                                                                         (Over)
(Print or type responses)                                       SEC 2270 (7/96)

  TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------
1.  Title of Derivative           2. Conver-   3. Trans-   4. Trans-   5. Number of
    Security                         sion or      action      action      Deriv-
    (Instr. 3)                       Exercise     Date        Code        ative
                                     Price of                 (Instr.     Securities
                                     Deriv-       (Month/     8)          Acquired (A) or
                                     ative        Day/                    Disposed of
                                     Security     Year)                   (D)
                                                                          (Instr. 3, 4
                                                                          and 5)

                                                                      --------------------
                                                                         (A)       (D)
------------------------------------------------------------------------------------------
$10 Convertible Preferred Stock    $3.0273       12/29/00     S                   40,000
------------------------------------------------------------------------------------------
Director Stock Option
(right to buy)                       $1.00        8/17/00     A           3,333
------------------------------------------------------------------------------------------------------

6. Date Exer-       7. Title and Amount of     8.Price     9. Number   10. Owner-      11. Nature
   cisable and         Underlying Securities     of           of           ship            of Indirect
   Expiration          (Instr. 3 and 4)          Deriv-       Deriv-       Form            Beneficial
   Date                                          ative        ative        of Deriv-       Ownership
                                                 Secur-       Secur-       ative           (Instr. 4)
   (Month/Day/                                   ity          ities        Security:
   Year)                                         (Instr.      Bene-        Direct
                                                 5)           ficially     (D) or
                                                              Owned        Indirect (I)
                                                              at End       (Instr. 4)
  --------------------------------------------                of Month
    Date     Expira-  Title   Amount or                       (Instr. 4)
    Exer-    tion             Number
    cisable  Date             of Shares
   ----------------------------------------------------------------------------------------------------
                      common                    $0.0128
                      stock   132,128          per share      228,333         D
   ----------------------------------------------------------------------------------------------------
    Immedi-           common
    ately    8/18/05  stock     3,333                         228,333         D
   ----------------------------------------------------------------------------------------------------

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
   Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                         /s/ Wilbur L. Ross, Jr.                     2/12/01
                         ------------------------------------------------------
                         **Signature of Reporting Person               Date

                                Wilbur L. Ross, Jr.

                                                                       Page 2
                                                              SEC 2270 (7/96)